Exhibit 10.33

REVOLVING NOTE

$10,000,000	April 6, 2007

For value received, the undersigned, AIRGATE INTERNATIONAL CORPORATION, a New York corporation, AIRGATE INTERNATIONAL CORPORATION (CHICAGO), an Illinois corporation, and PARADIGM INTERNATIONAL, INC., a Florida corporation (collectively and individually the “Borrowers”), hereby jointly and severally promise to pay ON DEMAND, and if demand is not made, then as provided in the Credit Agreement (defined below), to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, on the Termination Date referenced in the Credit and Security Agreement dated the same date as this Revolving Note that was entered into by the Lender and the Borrowers (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 119 West 40th Street, 16th Floor, New York, New York 10018, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrowers under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrowers shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

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Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

AIRGATE INTERNATIONAL CORPORATION

By:	/s/ Scott Turner
Name: Scott Turner
Title: President

AIRGATE INTERNATIONAL CORPORATION (CHICAGO)

By:	/s/ Scott Turner
Name: Scott Turner
Title: Vice President

PARADIGM INTERNATIONAL, INC.

By:	/s/ Scott Turner
Name: Scott Turner
Title: Vice President